Exhibit 99

For Release:  July 31, 2009

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Completes Purchase/Leaseback of Fourth Legend Healthcare Facility in Texas

MURFREESBORO, Tenn.-- National Health Investors, Inc. (NYSE:NHI) has completed the previously announced purchase/leaseback of a fourth Texas skilled nursing facility owned by an affiliate of Legend Healthcare, LLC, a privately-owned company (“Legend”). NHI purchased three facilities from Legend on June 30, 2009 for $39.7 million. The fourth facility was purchased on July 31, 2009 for $15.8 million. The purchases were funded from NHI’s accumulated cash liquidity. The four facilities are being leased to Legend for 15 years at an initial lease rate of 10% plus annual increases. Legend has the option after 7 years to purchase the facilities at fair market value, but not less than $55.5 million.

National Health Investors, Inc. is a health care real estate investment trust that specializes in the financing of healthcare real estate by first mortgage and by purchase and leaseback transactions. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI's most recent press releases may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.